LINEAR TECHNOLOGY CORPORATION

ROBERT H. SWANSON, JR.

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Robert H. Swanson, Jr. Fourth Amended and Restated Employment Agreement (the “Agreement”) is entered into as of April 16, 2015 (the “Effective Date”) by and between Linear Technology Corporation (the “Company”) and Robert H. Swanson, Jr. (“Executive”).

WHEREAS, Executive and the Company executed the Robert H. Swanson, Jr. Employment Agreement in January 2002 (the “Initial Employment Agreement”);

WHEREAS, Executive has since resigned from his employment as Chief Executive Officer of the Company, but at the request of the Board of Directors of the Company (the “Board”) pursuant to Section 3(f) of the Initial Employment Agreement, has agreed to remain Executive Chairman of the Board;

WHEREAS, Executive and the Company executed the Robert H. Swanson, Jr. Amended and Restated Employment Agreement on October 18, 2005 (the “Amended Employment Agreement”);

WHEREAS, Executive and the Company executed the Robert H. Swanson, Jr. Second Amended and Restated Employment Agreement on November 5, 2008 (the “Second Amended Employment Agreement”);

WHEREAS, Executive and the Company executed the Robert H. Swanson, Jr. Third Amended and Restated Employment Agreement on December 18, 2012 (the “Third Amended Employment Agreement”); and

WHEREAS, Executive and the Company desire to revise the Third Amended Employment Agreement to redress certain unintended negative incentives in such agreement for the Executive to resign from the Company by providing him with certain severance benefits in the event of a termination of his service due to his death or Disability (as defined below).

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions; Agreement Commencement Date; Duties.  Following the Effective Date, Executive shall continue to serve as Executive Chairman of the Board, reporting to the Board.  The period of Executive’s employment hereunder is referred to herein as the “Employment Term.”  Subject to the provisions of Section 2, Executive and the Company anticipate that the Employment Term shall run for an indefinite time, but at least through the foreseeable future.  For purposes of clarification, however, regardless of when the Employment Term ends after the date of this Fourth Amended and Restated Employment Agreement, Executive shall be eligible to receive the severance benefits contained herein, subject to the terms and conditions of this Agreement.  During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Board.

(b) Obligations.  During the Employment Term, Executive shall devote his business efforts and time to the Company two to three days per week.  Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the approval of the Board that would result in a conflict of interest with the Company’s business.

2. At-Will Employment.  Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment.  Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

3. Compensation.

(a) Base Salary.  While employed by the Company, the Company shall pay the Executive as compensation for his services $506,000 (the “Base Salary”), prorated for the number of full days of service he performs as Executive Chairman of the Board.  Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.  Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Committee”) for possible adjustments in light of Executive’s performance and competitive data.

(b) Bonuses.  Executive shall be eligible to earn a bonus under the Company’s 1996 Senior Executive Bonus Plan as specified by the Committee and will also be eligible to participate in the Key Employee Incentive Bonus Plan or any successor bonus plans to such plans (collectively, the “Bonus Plans”).

(i) Executive’s target bonus (the “Target Bonus”) for any six-month period will be his target bonus for the previous six-month period increased or decreased by the same percentage the total bonus pool for the Bonus Plans for the six-month period in question increased or decreased compared to the previous six-month period.  By way of example only, if Executive’s Target Bonus for the first six-month period of a particular year is $1,000,000 and the total bonus pool for the Bonus Plans for the second six-month period of such year increases by 10% over the total bonus pool for the Bonus Plans for the first six-month period of such year, then Executive’s Target Bonus for second six-month period would be $1,100,000.

(ii) Executive’s actual bonus for any particular period will equal the actual bonus to which he would have otherwise been entitled for such period based upon the Target Bonus prorated for the number of full days of service he performs for the Company as Executive Chairman of the Board during such period, or alternatively in such lesser amount as the Committee deems appropriate, but in no event more than 50% of the Target Bonus for any relevant period.  By way of example only, if the actual bonus Executive would have been entitled to for a period if he had worked full time was the Target Bonus of $1,000,000, then (A) if the number of full days of service Executive performed during the period was 30% of full time, his actual bonus would be $300,000, and (B) if the number of full days of service Executive performed during the period was 60% of full time, then his actual bonus would be $500,000.

(iii) Any such bonus will be paid promptly following the determination of whether and to what extent that it has been earned, but in no event after the later of (i) March 15 of the calendar year following the calendar year in which such determination is made and no longer subject to a substantial risk of forfeiture, or (ii) two and one-half months following the end of the fiscal year of the Company in which such determination is made and no longer subject to a substantial risk of forfeiture.

(c) Benefits.  During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans, including health and other welfare plan participation, use of the Company airplane and pilot(s) as set forth in Section 3(d) hereof, office space and secretary, but excluding participation in any Company employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (as it has been and may be amended from time to time), and any Company 401(k) plan and any benefits and perquisites where continuing Executive’s participation would be either (i) contrary to statute or regulation, or (ii) highly impractical.

(d) Use of Company Airplane.  During the Employment Term, Executive shall be permitted to use, for personal purposes, the Company airplane and pilot(s), for up to 35% of the available flight time in any year; provided, however, that such use shall be subject to the Company’s reasonable policies and airplane usage requirements.  Executive shall be fully grossed-up for any imputed taxable income recognized by virtue of such use so that the net effect to Executive is the same as if there was no imputed income.  Executive will receive such payments no later than the end of the calendar year following the calendar year in which Executive remits the applicable taxes to the relevant tax authorities.

(e) Severance Prior to a Change of Control.

(i) Voluntary Termination for Good Reason; Involuntary Termination Other Than for Cause.  If, prior to a Change of Control (as defined herein), Executive’s tenure as Executive Chairman of the Board, terminates due to (i) a voluntary termination for “Good Reason” (as defined herein) where the grounds for the Good Reason are not cured by the Company within 30 days following receipt of written notice specifying the grounds from Executive, or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), then, subject to Section 5, and subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, which the Company shall provide to Executive no later than five (5) business days after the termination date  (the “Release”), and provided that the Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), and subject to Executive not breaching the terms of Section 12 hereof:

(1) all of Executive’s Company stock options (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall immediately accelerate vesting as to 100% of the then unvested amount of such award;

(2) Executive shall receive continued payments of severance pay for 12 months following the date of such termination at a rate equal to:
a) Executive’s annual Base Salary at the rate in effect on the date of such termination, plus

b) two times the average of his Target Bonus (without respect to any proration for actual days of service performed or the 50% limitation, each as referred in Section 3(b)(ii) above) for the four six-month bonus periods prior to the date of such termination, which amount will be payable in equal installments over such 12-month period (for purposes of clarity, it is the intention of this paragraph that Executive receive under this paragraph an amount equal to a full year of (i.e., twice) the full amount of his average six-month Target Bonuses as if he were performing his duties as Executive Chairman  full time at the time of termination; by way of example only, if Executive’s Target Bonuses (without regard to his actual bonuses paid) were $1,000,000, $1,200,000, $800,000 and $1,000,000, respectively, in the four six-month periods prior to the date of termination, then the average six-month Target Bonus would be $1,000,000, and the annual bonus payable under this paragraph would be $2,000,000);

in each case, as if Executive had been performing services as Executive Chairman of the Board on a full-time basis up to the date of termination, with no proration or limitation on the amount of his actual compensation (e.g., Executive’s bonus would not be prorated or limited to 50% of his Target Bonus for any particular period based upon time actually worked), less applicable withholding and payable in accordance with the Company’s standard payroll practices (the “Severance Payment”);

(3) the Company shall reimburse Executive for premiums paid for continued health and dental benefits for Executive and his covered dependents for the lesser of:

a) 18 months from the date of Executive’s termination of employment, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or

b) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer (the “COBRA Coverage”).

For purposes of this Agreement, “Cause” shall mean (i) an act of personal dishonesty taken by Executive in connection with his responsibilities hereunder and intended to result in substantial personal enrichment of Executive; (ii) Executive being convicted of, or plea of nolo contendere to, a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; and (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

For purposes of this Agreement, “Good Reason” means, without Executive’s express consent, (i) a material reduction of Executive’s duties, title, authority or responsibilities, relative to Executive’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities; (ii) a material reduction, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including Target Bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) the relocation of Executive to a facility or a location more than 35 miles from Executive’s then present location); or (vi) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive; provided, however, that Executive agrees that Executive’s transition from Chief Executive Officer and Chairman of the Board to Chairman pursuant to Section 3(f) of the Initial Employment Agreement and the related reductions in pay, responsibilities and the like did not constitute Good Reason.

Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source; provided, however, that if Executive receives severance benefits hereunder, he expressly waives the right to receive severance benefits under any other severance plan or policy of the Company.

(ii) Voluntary Termination Other than for Good Reason; Involuntary Termination for Cause.  Except as provided otherwise in Sections 3(g) hereof, in the event Executive terminates his employment voluntarily other than for Good Reason or is involuntarily terminated by the Company for Cause, then all vesting of Executive’s stock options (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

(iii) Timing of Payments.  Any severance payments under this Agreement subject to the signing of a Release shall be paid on (or, in the case of any such payments made in installments, shall not commence until) the Release Deadline, or, if later, such time as is required by Section 5 below, except that the acceleration of vesting of options or restricted stock shall become effective on the date the Release becomes effective and irrevocable.  Except as required by Section 5 below, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the Release Deadline and the remaining payments shall be made as provided in the Agreement.  Any severance payments under this Agreement not subject to the signing of a Release shall be made as provided in the Agreement, or, if later, such time as is required by Section 5 below.

(f) Change of Control Benefits.  In the event of a “Change of Control” (as defined herein), Executive shall receive the benefits specified in Section 3(e)(i) above (including 100% vesting acceleration); provided that the Severance Payment shall be payable in a lump-sum within five days following the Change of Control and the COBRA Coverage shall be extended to Executive upon any subsequent termination of his employment, whether or not for Cause or Good Reason, subject to Section 5.  For purposes of clarification, the receipt of any benefits described in this Section 3(f) is not subject to the signing of a Release.  In the event Executive’s tenure as Executive Chairman of the Board terminates following a Change of Control, for any or no reason, including pursuant to Section 3(g) hereof, Executive shall not be entitled to any additional compensation (excepts as to amounts already earned and payments and benefits due pursuant to Section 3(e)).

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i) Change in Ownership of the Company.  A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company.  A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any Person acquires (either is one transaction or in multiple transactions over the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above sections, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

(g) Voluntary Termination when Executive is 65 or Older.  In the event that on or after his 65th birthday, Executive (i) voluntarily terminates as Executive Chairman of the Board, and, (ii) if he is then employed by the Company, voluntarily terminates such employment, then Executive shall receive the same benefits as if such voluntary termination was a voluntary termination for Good Reason, which will entitle him to severance benefits under Section 3(e)(i), and, if applicable, paid and provided as set forth in Section 3(f).  For purposes of clarification, the receipt of any benefits described in this Section 3(g) is not subject to the signing of a Release.

4. Death or Disability of Executive.  In the event of Executive’s death or Disability while Executive is an employee or consultant of the Company, then (i) Executive’s employment hereunder shall automatically terminate; (ii) Executive (or Executive’s estate) shall receive the benefits specified in Section 3(e)(i) above (including 100% vesting acceleration), subject to Section 5; and (iii) all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).  For purposes of clarification, the receipt of any benefits described in this Section 4 is not subject to the signing of a Release.

For purposes of this Agreement, “Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

5. Section 409A.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) shall become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A.  Further and notwithstanding anything to the contrary in this Agreement and solely with respect to the timing of the payment of any severance payments or benefits, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, other than a termination due to Executive’s death, then any severance payments payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six-month period following Executive’s termination shall accrue during such six-month period and shall become payable in a lump sum payment on the date six months and one-day following the date of Executive’s termination of employment, unless Executive dies following the termination of his employment, in which case, the Deferred Compensation Separation Benefits shall be paid to Executive’s estate as soon as practicable following his death.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

6. Golden Parachute Excise Tax Full Gross-Up.

(a) In the event that the benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to this sentence.  Executive shall receive such payments no later than the end of calendar year following the calendar year in which Executive remits the applicable taxes to the relevant tax authorities.

(b) Unless the Company and the Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 6 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Assignment.  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

8. Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one-day after being sent by Federal Express or a similar commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:Linear Technology Corporation

720 Sycamore Drive

Milpitas, CA 95035

Attn: Compensation Committee Chairman

If to Executive:Robert H. Swanson, Jr.

at the last residential address known by the Company.

9. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Agreement.  This Agreement, the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Executive and the indemnification agreement previously entered into by and between the Company and Executive represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

11. Dispute Resolution.

(a) The parties shall first meet to settle any dispute through good faith negotiation or non-binding mediation.  If not settled by good faith negotiation or non-binding mediation between the parties within 30 days from the date one party requests in writing to meet the other party, then to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be finally settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration.  Judgment may be entered under a protective order on the arbitrator’s decision in any court having jurisdiction.  The Company shall pay all costs of any mediation or arbitration; provided, however, that each party shall pay its own attorney and advisor fees.

(b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law.  The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) Executive understands that nothing in Section 11 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

(d) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 11, WHICH DISCUSSES ARBITRATION.  EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

12. Covenants Not to Compete and Not to Solicit.

(a) Covenant Not to Compete.  In consideration for the benefits Executive is to receive herein Executive agrees that, until the end of the 12-month period following the date of his termination of employment with the Company for any reason or no reason, Executive will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages or participates anywhere in the world in providing goods and services similar to those provided by the Company upon the date of Executive’s termination of employment.  Ownership of less than 3% of the outstanding voting stock of a corporation or other entity will not constitute a violation of this provision.  The Company agrees not to unreasonably withhold consent from Executive to engage in any activity that is not competitive with the Company.

(b) Covenant Not to Solicit.  In consideration for the benefits Executive is to receive herein Executive agrees that he will not, at any time during the 12-month period following his termination date, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

(c) Representations.  The parties intend that the covenants contained in Section 12(a) and (b) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world.  If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.

(d) Reformation.  In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

(e) Reasonableness of Covenants.  Executive represents that he (i) is familiar with the covenants not to compete and solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

13. No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company’s then existing Chief Executive Officer, subject to prior approval of the Board.

14. Withholding.  The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

15. Governing Law. This Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16. Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

LINEAR TECHNOLOGY CORPORATION

__/s/ Richard M. Moley_____________Date: April 16, 2015

Richard M. Moley

Chairman of the Compensation Committee

EXECUTIVE

__/s/ Robert H. Swanson, Jr._________Date: April 16, 2015

Robert H. Swanson, Jr.